UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report: March 13, 2019
(Date of earliest event reported)

Turtle Beach Corporation
(Exact name of registrant as specified in its charter)

Nevada	001-35465	27-2767540
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

11011 Via Frontera, Suite A/B
San Diego, California 92127
(Address of principal executive offices)
(858) 800-3718
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 4.02. Non-Reliance on Previously Issued Financial Statement or Related Audit Report or Completed Interim Review.
On March 13, 2019, the Audit Committee of the Board of Directors (the “Audit Committee”) of Turtle Beach Corporation (the “Company”), after considering the recommendations of management and consulting with BDO USA, LLP, the Company’s independent registered public accounting firm, concluded that our unaudited condensed consolidated financial statements included in the quarterly reports on Form 10-Q for the interim periods ended June 30, 2018, and September 30, 2018 (the “Initial Filings”) should not be relied upon because the Company had improperly accounted for the fully-funded warrants issued in connection with the Company’s exchange of Series B Preferred Stock on April 23, 2018. The warrants are exercisable for a fixed number of shares of the Company’s common stock, except that the warrant holders have the right to receive cash in connection with the completion of a transaction defined as a Fundamental Transaction under the warrant agreement (e.g., a tender offer for 50% of the outstanding shares by the Company or a recapitalization of the Company). Upon subsequent review, the Company determined that the proper accounting treatment for the warrants due to this possible future cash conversion option was as a financial instrument obligation rather than as an equity instrument, as originally reported. Accounting for the warrants as a financial instrument obligation results in the Company reporting a liability equal to the fair value of the warrants at the time of the transaction, with subsequent changes in fair value reported quarterly in earnings based on a Black Scholes mark-to-market valuation.
On or prior to March 31, 2019, we expect to file amendments to the Initial Filings that restate the financial statements for such periods. The amended Form 10-Q for the period ended June 30, 2018 will reflect a reduction of net income from the reported amounts for the quarter and year-to-date periods of $8.6 million, resulting in a net loss of $2.3 million and $0.3 million, respectively, as compared to net income originally reported of $6.3 million and $8.3 million, respectively. The amended Form 10-Q for the period ended September 30, 2018 will reflect an increase in net income from the reported amount for the quarter period of $0.2 million and a decrease in net income from the reported amount for the year-to-date period of $8.4 million, resulting in net income for the quarter and year-to-date periods of $14.9 million and $14.6 million, respectively, as compared to net income originally reported of $14.7 million and $23.0 million, respectively. In addition, the amended quarterly reports will reflect the warrants as a financial instrument obligation on the balance sheet in the amount of $11.2 million and $11.0 million as of June 30, 2018, and September 30, 2018, respectively, with offsetting reductions in stockholders’ equity.
Previously reported amounts for revenue, gross profit, operating income, and net increase in cash and cash equivalents are not affected by the change in accounting for the warrants.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TURTLE BEACH CORPORATION

Date:	March 14, 2019	By:	/S/ JOHN T. HANSON
John T. Hanson Chief Financial Officer, Treasurer and Secretary